CORRECTED CERTIFICATE
                            FILED TO CORRECT AN ERROR
                           IN THE INSTRUMENT ENTITLED
                              AMENDED AND RESTATED
                           CERTIFICATE OF INCORPORAION
                           OF REGENCY AFFILIATES, INC.
                      FILED IN THE OFFICE OF THE SECRETARY
                    OF STATE OF DELAWARE ON FEBRUARY 5, 2002


     Regency Affiliates, Inc., a corporation organized and existing under and by the virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: The name of the corporation is REGENCY AFFILIATES, INC. (the "Corporation").

     SECOND: An instrument (the "Instrument") entitled "Amended and Restated Certificate of Incorporation of Regency Affiliates, Inc." was filed by the Secretary of State of Delaware on February 5, 2002, and said Instrument requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

     THIRD: The inaccuracy or defect of said Instrument to be corrected is as follows:

     The sole purpose of the Instrument was to amend certain provisions contained in Article Fourth of the Company's Restated Certificate of Incorporation filed November 27, 1991. Accordingly, the Instrument should have been designated a Certificate of Amendment of the Corporation's Restated Certificate of Incorporation instead of an Amended and Restated Certificate of Incorporation.

     FOURTH: The Instrument is corrected to read as follows:

                            CERTIFICATE OF AMENDMENT
                                       OF
                              RESTATED CERTIFICATE
                                OF INCORPORATION
                          OF REGENCY AFFILIATES, INC.

               The undersigned corporation, Regency Affiliates, Inc., originally incorporated under the name of Transcontinental Energy Corporation on February 12, 1980, and existing under and by virtue of the General Corporation Law of the State of Delaware, having adopted the following amendment to its Restated
          Certificate of Incorporation, pursuant to General Corporation Law, Section 242 , certifies that:


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          1. Article FOURTH of the Restated Certificate of Incorporation of
          the corporation is hereby amended and restated in its entirety as follows:

               FOURTH. The corporation shall be authorized to issue two classes of stock to be designated respectively "Common" and "Preferred"; the total number of shares which the corporation shall have authority to issue shall be thirty million (30,000,000); the total number of shares of Common Stock shall be twenty-five million (25,000,000) and the par value of each share of Common Stock shall be One Cent ($.01) (the "Common Stock"); and the total number of shares of Preferred Stock shall be five million (5,000,000) and the par value of each share of Preferred Stock shall be Ten Cents ($.10) (the "Preferred Stock").

               Effective at 9:00 a.m. (the "Effective Time") on February 13, 2002 (the "Effective Time"), each ten (10) shares of authorized Common Stock issued and outstanding or held in the treasury of the corporation immediately prior to the Effective Time shall automatically be reclassified and changed into one (1) validly issued, fully paid and nonassessable share of Common Stock (a "New Share"). Each holder of record of shares of Common Stock so reclassified and changed, on a record date as chosen by the Board of Directors, shall at the Effective Time automatically become the record owner of the number of New Shares as shall result from such reclassification and change. Each such record holder shall be entitled to receive, upon the surrender of the certificate or certificates representing the shares of Common Stock so reclassified and changed at the office of the transfer agent of the corporation in such form and accompanied by such documents, if any, as may be prescribed by the transfer agent of the corporation, a new certificate or certificates representing the number of New Shares of which he or she is the record owner after giving effect to the provisions of this Article FOURTH. The corporation shall not issue fractional New Shares. Stockholders entitled to receive fractional New Shares shall receive from the corporation a whole share for the fraction resulting from the effect of the reverse stock split based on the stockholder's aggregate holdings. Shares held by brokers will also be rounded to the next highest whole number based on the holdings of each beneficial owner.

               The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, or restrictions thereof, including, without limitation, the voting powers, if any, the dividend rate, conversion rights, redemption price, or liquidation preference, of any series of Preferred Stock, and to fix the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting


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
          such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series. The number of authorized shares of any class or classes of stock may be decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote.

     IN WITNESS WHEREOF, said Regency Affiliates, Inc. has caused this Corrected Certificate to be signed by Laurence S. Levy, its President, this 30th day of October 2002.


                                   REGENCY AFFILIATES, INC.


                                   By:
                                      -------------------------
                                   Name:  Laurence S. Levy
                                   Title: President


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